Exhibit 99.4

Compensation Committee Charter

●	Committee Membership

●	Committee Purpose and Responsibilities

●	Committee Structure and Operations

●	Delegation to Subcommittee

●	Performance Evaluation

●	Resources and Authority of the Committee

Committee Membership

The Compensation Committee (the “Committee”) of the Board of Directors (the “Board”) of Southern China Livestock, Inc. (the “Company”) shall consist of two or more members of the Board, each of whom he Board has determined is “independent” under the rules of The NASDAQ Stock Market.

Members shall be appointed by the Board and shall serve at the pleasure of the Board and for such term or terms as the Board may determine. A member of the Committee may be removed by the Board upon its reasonable and good faith finding that such member's continued service on the Committee is no longer in the best interest of the Company or if the member is not longer an “independent” member.

Committee Purpose and Responsibilities

The Committee shall have the purpose and direct responsibility to:

1.
Review and approve corporate goals and objectives relevant to the compensation of the Company's Chief Executive Officer (“CEO”), evaluate the CEO's performance in light of those goals and objectives, and either as a committee or together with the other independent directors, determine and approve the CEO's compensation level based on this evaluation. In determining the long-term incentive component of CEO compensation, the Committee shall consider, among other factors, the Company's performance and relative shareholder return, the value of similar incentive awards to CEOs at comparable companies, the awards given to the CEO in past years, and such other factors as it may determine.

2.
Make recommendations to the Board with respect to non-CEO compensation, incentive-compensation plans and equity-based plans, oversee the activities of the individuals and committees responsible for administering these plans, and discharge any responsibilities imposed on the Committee by any of these plans.

3.	Approve any new equity compensation plan or any material change to an existing plan where shareholder approval has not been obtained and which is to be submitted for adoption by shareholders.

4.
In consultation with management, oversee regulatory compliance with respect to compensation matters, including overseeing the Company's policies on structuring compensation programs to preserve tax deductibility, and, as and when required, establishing performance goals and certifying that performance goals have been attained for purposes of Section 162(m) of the Internal Revenue Code.

5.
Make recommendations to the Board with respect to any severance or similar termination payments proposed to be made to any current or former executive officer or member of senior management of the Company.

6.	Prepare an annual Report of the Compensation Committee on Executive Compensation for inclusion in the Company's annual proxy statement in accordance with applicable SEC rules and regulations.

7.	Prepare and issue the evaluation required under “Performance Evaluation” below.

8.	Report to the Board on a regular basis and not less than once a year.

9.	Perform any other duties or responsibilities expressly delegated to the Committee by the Board from time to time relating to the Company's compensation programs.

10.	The Committee shall, if given the authority by the Board, shall act as the committee for the purpose of administering any stock option, bonus, purchase or other equity-based incentive plans.

Committee Structure and Operations

The Board shall designate one member of the Committee as the chairperson of the Committee. The Committee shall meet at least two times a year at a time and place determined by the Committee chairperson, with further meetings to occur, or actions to be taken by unanimous written consent, when deemed necessary or desirable by the Committee or its chairperson. Members of the Committee may participate in a meeting of the Committee by means of conference call or similar communications equipment by means of which all persons participating in the meeting can hear each other.

The Committee may invite such members of management to its meetings as it may deem desirable or appropriate, consistent with the maintenance of the confidentiality of compensation discussions. The CEO should not attend any meeting where the CEO's performance or compensation is discussed, unless specifically invited by the Committee.

Delegation to Subcommittee

The Committee may, in its discretion, delegate all or a portion of its duties and responsibilities to a subcommittee of the Committee. In particular, the Committee may delegate the approval of certain transactions to a subcommittee consisting solely of members of the Committee who are (i) “Non-Employee Directors” for the purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as in effect from time to time, and (ii) “outside directors” for the purposes of Section 162(m) of the Internal Revenue Code, as in effect from time to time.

Performance Evaluation

The Committee shall prepare and review with the Board an annual performance evaluation of the Committee, which evaluation shall compare the performance of the Committee with the requirements of this charter. The performance evaluation shall also recommend to the Board any improvements to the Committee's charter deemed necessary or desirable by the Committee. The performance evaluation by the Committee shall be conducted in such manner as the Committee deems appropriate. The report to the Board may take the form of an oral report by the chairperson of the Committee or any other member of the Committee designated by the Committee to make this report.

Resources and Authority of the Committee

The Committee shall have the resources and authority appropriate to discharge its duties and responsibilities, including the authority to select, retain, terminate, and approve the fees and other retention terms of special counsel or other experts or consultants, as it deems appropriate, without seeking approval of the Board or management. With respect to compensation consultants retained to assist in the evaluation of director, CEO or senior executive compensation, this authority shall be vested solely in the Committee.